Free Writing Prospectus
Filed Pursuant to Rule 433
Dated February 23, 2016
Registration Statement Nos. 333-205778 and 333-205778-01

$1.25bn  Toyota Auto Receivables 2016-a Owner Trust ($780.975mm offered notes)
Jt-leads         :       BofAML(struc), JPM, SMBC
Co-Mgrs     :       BNP, FT, SG

	Note	Offer
Class	Bal(mm)	Amt(mm)	M/S	WAL	EXP	LGL	Bench	Yld	Price	Cpn
A-2A	$179.50	$161.550	Aaa/AAA	1.00	8/17	7/16/18	EDSF+32	1.040	99.99225	1.03
A-2B	$179.50	$161.550	Aaa/AAA	1.00	8/17	7/16/18	1ML +32		100.00000
A-3	$401.00	$360.900	Aaa/AAA	2.10	2/19	3/16/20	ISWP+44	1.256	99.99433	1.25
A-4	$107.75	$ 96.975	Aaa/AAA	3.33	10/19	9/15/21	ISWP+53	1.475	99.99837	1.47

TICKER	:	TAOT 2016-A	REGISTRATION	:	SEC Registered
EXPECTED RATINGS	:	Moody's/S&P	PXG SPEED	:	1.3% ABS, 5% Call
EXPECTED SETTLE	:	3/02/16	FIRST PAY	:	4/15/16
BILL & DELIVER	:	BofAML	MIN DENOMS	:	$1k x $1k
ERISA ELIGIBLE	:	Yes

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may  not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.